Exhibit 99.1

FOR IMMEDIATE RELEASE:	Feb. 26, 2016
NW Natural Reports 2015 & Q4 Results
Issues 2016 EPS Guidance
___________________________________________________

•	Consolidated earnings were $1.96 per share on net income of $53.7 million for 2015, compared to $2.16 per share and $58.7 million for 2014.

•
Annual 2015 results included a regulatory disallowance for past environmental costs of $15 million pre-tax or $0.33 per share after-tax. Excluding the disallowance, net income was $62.8 million or $2.29 per share.

•	Utility margin increased $5.3 million with the addition of 9,800 utility customers reflecting an annual customer growth rate of 1.4% for the year.

•	Utility ranked first in residential customer satisfaction for large gas utilities in the West, marking 14 consecutive years of posting top three scores (2015 J.D. Power and Associates Study).

•	Bare steel removal was completed in the fourth quarter of 2015 making NW Natural's distribution system one of the most modern systems in the country.

•	North Mist gas storage expansion project, estimated at $125 million, continued to progress with land permitting and acquisition work.

•
NW Natural began collecting revenues through the Site Remediation and Recovery Mechanism (SRRM) from customers in November 2015, and in January 2016 the Public Utility Commission of Oregon (OPUC) resolved the remaining implementation items for the mechanism.

•	The Board increased the dividend to $0.4675 per share, reflecting the 60th consecutive year of increasing dividends paid and an indicated annual rate of $1.87 per share.

•
Earnings guidance for 2016 is expected to range from $1.98 to $2.18 per share or $2.05 to $2.25 per share adjusted to exclude the effects of the pre-tax charge of $3.3 million, or $0.07 per share after-tax(1), related to the final SRRM implementation order received in January 2016 as described below.

___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported earnings per share of $1.96 on net income of $53.7 million for 2015, compared to $2.16 per share on net income of $58.7 million for 2014. Results for the year were affected by a non-cash $9.1 million after-tax charge related to the environmental regulatory disallowance from the February 2015 OPUC Order in the Company's SRRM docket. Under the 2015 Order, the Company was required to forego collection of $15 million pre-tax, out of the approximate $95 million of environmental expenditures and associated carrying costs deferred through 2012. As adjusted to exclude this charge, consolidated net income was $62.8 million, or $2.29 per share for 2015.

"NW Natural hit key financial and operational goals in 2015 despite challenges from a significant regulatory charge and the warmest winter on record in Oregon," said Gregg Kantor, CEO. "The utility continued to perform well with solid margin and customer growth. I'm especially proud of our employees for working hard to manage costs while maintaining high safety standards and executing on important priorities, such as removing the final known bare steel pipe from our distribution system. Customers continued to recognize our efforts by once again awarding us the highest customer satisfaction score in the West according to the J.D. Power annual survey."

__________________________________
(1)Earnings per share (EPS) calculation assumes average diluted shares outstanding of 27.5 million and an income tax rate of 39.5%.

Full-Year and Fourth Quarter Results
Consolidated Results
For the year ended Dec. 31, 2015, NW Natural earnings were $1.96 per share on net income of $53.7 million, compared to 2014 results of $2.16 per share on net income of $58.7 million. The decrease was primarily due to the non-cash $9.1 million after-tax charge related to the regulatory disallowance previously mentioned. Excluding such charge, net income increased by $4.1 million primarily from $5.3 million of higher utility margin mainly due to customer growth and gas cost sharing, offset by the effects of warmer weather; and a $5.8 million increase in other income related to the recognition of equity earnings on deferred regulatory asset balances as a result of the February 2015 OPUC Order. Offsetting these revenues were increased operations and maintenance expenses of $5.5 million mainly due to higher compensation and benefit expense.

During 2015, management implemented temporary cost saving initiatives to mitigate the effects of warm weather and the $15 million regulatory disallowance. These initiatives resulted in approximately $5 million of operations and maintenance expense savings that are not expected to be repeated in the future.

The full year results are summarized in the table below:

	Twelve Months Ended December 31,
	2015		2014
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income (loss):
Utility segment	$53,391	$1.95	$58,587	$2.15	$(5,196)
Gas storage segment	174	0.01	(364)	(0.01)	538
Other	138	—	469	0.02	(331)
Consolidated net income	$53,703	$1.96	$58,692	$2.16	$(4,989)
Adjustments:
Regulatory environmental disallowance, net of taxes $5,925(1)	9,075	0.33	—	—	9,075
Adjusted consolidated net income(1)	$62,778	$2.29	$58,692	$2.16	$4,086
Utility margin	$371,392		$366,088		$5,304
Gas storage operating revenues	21,356		22,235		(879)
(1) Regulatory environmental disallowance of $15 million is recorded in utility operations and maintenance expense. Adjusted EPS and net income are non-GAAP financial measures based on the after-tax disallowance. EPS is calculated using the combined federal and state statutory tax rate of 39.5% and 27.4 million diluted shares for 2015.

For the quarter ended Dec. 31, 2015, earnings were $1.08 per share on net income of $29.7 million, compared to $1.04 per share on net income of $28.5 million for the same period in 2014. The $1.2 million increase in net income reflected $2.6 million higher utility margins and a $0.9 million increase in other income, offset by a $2.2 million increase in operations and maintenance expense. These variances were primarily due to the trends mentioned in in the annual results above.

The fourth quarter results are summarized in the table below:

	Three Months Ended December 31,
	2015		2014
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income (loss):
Utility segment	$30,340	$1.11	$29,171	$1.07	$1,169
Gas storage segment	(653)	(0.03)	(836)	(0.03)	183
Other	18	—	135	—	(117)
Consolidated net income	$29,705	$1.08	$28,470	$1.04	$1,235
Utility margin	$118,457		$115,865		$2,592
Gas storage operating revenues	5,124		4,580		544

Utility Results
For the year ended Dec. 31, 2015, utility operations contributed $1.95 per share on net income of $53.4 million, compared to $2.15 per share on net income of $58.6 million for 2014. Excluding the regulatory charge, utility operations contributed $2.28 per share on net income of $62.5 million for an increase of $3.9 million over 2014. Excluding the charge, the utility realized a $5.3 million increase in utility margin, a $2.4 million decrease in interest expense, and a $6.6 million increase in other income mainly due to the recognition of equity earnings on deferred environmental expenditures as a result of the February 2015 OPUC Order. Offsetting these gains was a $7.2 million increase in operations and maintenance expense and a $1.8 million increase in depreciation expense for additional utility capital investments.

For the fourth quarter of 2015, utility operations contributed net income of $30.3 million or $1.11 per share, compared to $29.2 million or $1.07 per share for the same quarter last year. The $1.1 million increase in utility operations was due to a $2.6 million increase in utility margin and a $1.8 million increase in other income, offset by a $2.4 million increase in operations and maintenance expense.

Customer Growth. NW Natural achieved a customer growth rate for the trailing 12-month period ended Dec. 31, 2015 of 1.4%, with the Company serving over 714,000 customers at year end.

Utility Volume and Margin. The following table presents key utility margin metrics:

	Twelve Months Ended December 31,
			Favorable/(Unfavorable)
(Dollars and therms in thousands)	2015	2014	Change	% Change
Gas sales and transportation deliveries	1,028,612	1,092,990	(64,378)	(6)%
Weather (in heating degree days)	3,458	3,792	(334)	(9)%
Utility operating revenues	$702,210	$731,578	$(29,368)	(4)%
Less: Cost of gas	327,305	365,490	38,185	10%
Environmental remediation expense	3,513	—	(3,513)	—%
Utility margin(1)	$371,392	$366,088	$5,304	1%

	Three Months Ended December 31,
			Favorable/(Unfavorable)
(Dollars and therms in thousands)	2015	2014	Change	% Change
Gas sales and transportation deliveries	336,085	326,191	9,894	3%
Weather (in heating degree days)	1,390	1,354	36	3%
Utility operating revenues	$225,538	$235,647	$(10,109)	(4)%
Less: Cost of gas	103,568	119,782	16,214	14%
Environmental remediation expense	3,513	—	(3,513)	—%
Utility margin(1)	$118,457	$115,865	$2,592	2%
(1) In November 2015 the Company began collecting revenues from customers through the SRRM. These collections are included in utility operating revenues and are offset by the amortization of environmental liabilities presented in the environmental remediation expense line in the operating expense section of the income statement. Utility margin provides a key metric in assessing the performance of the utility segment.

For the year ended Dec. 31, 2015, the $5.3 million increase in utility margin was primarily due to the following:

•	a $4.4 million increase from customer growth;

•
an approximate $4.0 million decrease due to lower customer usage from record warm weather, which impacts utility margin from our Washington customers where we do not have a weather normalization mechanism in place and from our Oregon customers who opted out of weather normalization; and

•	a $5.3 million increase in gains from our gas cost incentive sharing mechanism as a result of lower gas prices than those estimated in the Purchased Gas Adjustment (PGA).

The decrease in deliveries for 2015 compared to 2014 was mainly due to lower residential and commercial volumes reflecting weather that was 9% warmer than a year ago and 18% warmer than average.

The fourth quarter reflected a $2.6 million increase in utility margin, which was primarily due to the following:

•	a $1.3 million increase from customer growth; and

•	a $1.0 million increase in gains from our gas cost incentive sharing mechanism as a result of lower gas prices than those estimated in the PGA.

Volumes increased in the fourth quarter of 2015 compared to 2014 with higher residential and commercial deliveries related to weather that was 3% colder than the previous year and 13% warmer than average.

Environmental Site Remediation and Recovery Mechanism (SRRM). Under the SRRM, the Company has the ability to recover past deferred and future prudently incurred environmental remediation costs allocable to Oregon, subject to an earnings test. In February 2015, the OPUC issued an order outlining the implementation of the environmental SRRM, deemed certain environmental remediation expenses prudent, and required NW Natural to forgo the collection of $15 million out of approximately $95 million of environmental remediation expenses deferred through 2012. As a result, the Company recognized a non-cash $15 million pre-tax disallowance, or $9.1 million after-tax charge, during the first quarter of 2015. During 2015 the Company continued to work with the OPUC on a number of outstanding implementation items related to the SRRM, and on Jan. 27, 2016 the OPUC issued an Order (2016 Order) resolving the open matters in the docket. The 2016 Order confirmed recovery of environmental costs allocable to Oregon under the mechanism, established an Oregon allocation factor of 96.68%, and disallowed interest earned on the previous charge of $15 million. As a result of the 2016 Order, the Company will recognize a non-cash $3.3 million pre-tax charge, or $2.0 million after-tax, in the first quarter of 2016 and have provided an adjusted 2016 earnings guidance range excluding this amount.

Gas Storage Results
For the year ended Dec. 31, 2015, the Company's gas storage segment reported net income of $0.2 million or $0.01 per share, compared to a net loss of $0.4 million or $0.01 per share for 2014. The net loss for gas storage in the fourth quarter of 2015 was $0.7 million or $0.03 per share, compared to a net loss of $0.8 million or $0.03 per share for the same period in 2014. The 2015 results reflected lower revenues due to a decrease in storage prices between the 2013-14 and 2014-15 gas storage years and higher interest expense from the retirement of the Gill Ranch note prior to maturity, offset by lower operations and maintenance expense primarily due to lower repair and power costs at our Gill Ranch facility.

Consolidated Operations
Operations and Maintenance Expense. Consolidated operations and maintenance expense for the year ended Dec. 31, 2015 was $157.5 million, compared to $137.0 million for 2014. The $20.5 million increase was primarily due to the following factors:

•
a $15 million pre-tax charge for the regulatory disallowance associated with the February 2015 OPUC Order on the recovery of past environmental cost deferrals. We also expensed an additional $1 million related to the Order;

•
a $5.5 million increase in compensation and benefit expense, including higher employee incentive expense, retirement expense, and health care costs, as well as higher wage rates under the new union labor contract, which became effective June 1, 2014; offset by

•	a $1.9 million decrease primarily related to 2014 repair and power costs at our Gill Ranch gas storage facility.

Fourth quarter operations and maintenance expense was $36.1 million for 2015, compared to $33.9 million for the same period in 2014. The $2.2 million increase was primarily due to a $1.2 million increase in benefit expense including higher employee incentive and retirement expense. In addition, there was a $1.2 million increase in utility non-payroll expense mainly for professional services.

Other Income and Expense, Net. Other income was $7.7 million for 2015, compared to $1.9 million for 2014. The $5.8 million increase was primarily due to the recognition of the equity component in interest income from our deferred environmental expenses of $5.3 million as a result of the February 2015 OPUC Order.

Fourth quarter other income was $0.8 million for 2015, compared to other expense of $0.1 million for the same period in 2014. The $0.9 million increase was primarily due to other nonrecurring items.

Cash Flows
Cash provided by operations was $184.7 million for 2015, compared to $215.7 million for 2014. The main factors contributing to the $31.0 million decrease were:

•	a decrease of $99.4 million in deferred environmental recoveries, net of expenditures, reflecting the receipt of insurance settlements during 2014;

•	an increase of $55.0 million from changes in deferred gas costs balances, which reflected lower actual gas prices than prices embedded in the PGA compared to the prior year; and

•	a net non-cash increase of $9.7 million related to the environmental disallowance offset by the recognition of interest income on deferred environmental expenses.

2016 Earnings Guidance
The Company initiated earnings guidance today in the range of $1.98 to $2.18 per share or $2.05 to $2.25 per share adjusted to exclude the effects of the pre-tax charge of $3.3 million or $0.07 per share after-tax(1), related to the 2016 Order. The Company’s 2016 earnings guidance assumes customer growth from our utility segment, average weather conditions, resumption of sustainable operations and maintenance expense levels and normal inflationary increases, slow recovery of the gas storage market, the impact of the five-year extension of bonus depreciation resulting from the enactment of the Federal Protecting Americans From Tax Hikes Act of 2016, and no significant changes in prevailing legislative and regulatory policies, mechanisms, or outcomes.

(1)EPS calculation assumes average diluted shares outstanding of 27.5 million and an income tax rate of 39.5%.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.75 cents per share on the Company’s common stock. The dividends were paid Feb. 12, 2016 to shareholders of record on Jan. 29, 2016. The Company’s indicated annual dividend rate is $1.87 per share.

Presentation of Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share or exclude the after-tax regulatory charges related to the Orders implementing the SRRM in 2015 and 2016, which are non-GAAP financial measures. We present net income, EPS, and operations and maintenance expense excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, we believe the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references in this section to EPS are on the basis of diluted shares. We use such non-GAAP financial measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Feb. 26, 2016 to review the Company's financial and operating results for the year and quarter ended Dec. 31, 2015.

To hear the conference call live, please dial 1-866-267-6789 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-902-4110. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10079285). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, environmental remediation cost recoveries, allocation of environmental insurance settlement proceeds, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, operation and maintenance expense, capital expenditures, free cash flow levels, revenues and earnings and the timing thereof, dividends, effects of regulatory disallowance, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 714,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $3.1 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #
Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statements
(Consolidated - Unaudited)

	Three Months Ended December 31,
In thousands, except per share amounts	2015	2014	Change	% Change
Income from operations	$60,206	$59,748	$458	1%
Net income	29,705	28,470	1,235	4

Diluted average shares of common stock outstanding	27,473	27,293	180	1%
Diluted earnings per share of common stock	1.08	1.04	0.04	4

	Twelve Months Ended December 31,
In thousands, except per share amounts	2015	2014	Change	% Change
Income from operations	$124,248	$142,965	$(18,717)	(13)%
Net income	53,703	58,692	(4,989)	(9)

Diluted average shares of common stock outstanding	27,417	27,223	194	1%
Diluted earnings per share of common stock	1.96	2.16	(0.20)	(9)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	December 31,	December 31,
In thousands	2015	2014
Assets:
Current assets:
Cash and cash equivalents	$4,211	$9,534
Accounts receivable	68,228	69,818
Accrued unbilled revenue	57,987	57,963
Allowance for uncollectible accounts	(870)	(969)
Regulatory assets	69,178	68,562
Derivative instruments	2,719	243
Inventories	70,868	77,832
Gas reserves	17,094	20,020
Income taxes receivable	7,900	1,000
Deferred tax assets	—	23,785
Other current taxes	34,748	34,772
Total current assets	332,063	362,560
Non-current assets:
Property, plant, and equipment	3,089,380	2,992,560
Less: Accumulated depreciation	906,717	870,967
Total property, plant, and equipment, net	2,182,663	2,121,593
Gas reserves	114,552	129,280
Regulatory assets	370,711	368,908
Derivative instruments	27	—
Other investments	68,066	68,238
Restricted cash	—	3,000
Other non-current assets	8,610	11,366
Total non-current assets	2,744,629	2,702,385
Total assets	$3,076,692	$3,064,945
Liabilities and equity:
Current liabilities:
Short-term debt	$270,035	$234,700
Current maturities of long-term debt	25,000	40,000
Accounts payable	73,219	91,366
Taxes accrued	10,420	10,031
Interest accrued	5,873	6,079
Regulatory liabilities	29,927	19,105
Derivative instruments	22,092	29,894
Other current liabilities	41,148	38,235
Total current liabilities	477,714	469,410
Long-term debt	576,700	621,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	530,021	530,965
Regulatory liabilities	339,287	317,205
Pension and other postretirement benefit liabilities	223,105	236,735
Derivative instruments	3,447	3,515
Other non-current liabilities	145,446	118,094
Total deferred credits and other non-current liabilities	1,241,306	1,206,514
Equity:
Common stock	383,144	375,117
Retained earnings	404,990	402,280
Accumulated other comprehensive loss	(7,162)	(10,076)
Total equity	780,972	767,321
Total liabilities and equity	$3,076,692	$3,064,945

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2015	2014
Operating activities:
Net income	$53,703	$58,692
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	80,923	79,193
Regulatory amortization of gas reserves	17,991	19,335
Deferred tax liabilities, net	26,972	24,772
Qualified defined benefit pension plan expense	5,697	4,984
Contributions to qualified defined benefit pension plans	(14,120)	(10,500)
Deferred environmental (expenditures) recoveries, net	(10,568)	88,849
Regulatory disallowance of prior environmental cost deferrals	15,000	—
Interest income on deferred environmental expenses	(5,322)	—
Amortization of environmental remediation	3,513	—
Other	3,709	1,853
Changes in assets and liabilities:
Receivables	2,373	14,948
Inventories	6,964	(17,163)
Taxes accrued	(6,541)	1,709
Accounts payable	(17,175)	(2,020)
Interest accrued	(206)	(1,024)
Deferred gas costs	31,918	(23,114)
Other, net	(10,143)	(24,857)
Cash provided by operating activities	184,688	215,657
Investing activities:
Capital expenditures	(118,320)	(120,092)
Utility gas reserves	(1,549)	(26,798)
Proceeds from sale of assets	410	175
Restricted cash	3,000	1,000
Other	1,161	1,392
Cash used in investing activities	(115,298)	(144,323)
Financing activities:
Common stock issued, net	3,875	8,986
Long-term debt retired	(60,000)	(80,000)
Change in short-term debt	35,335	46,500
Cash dividend payments on common stock	(49,243)	(50,093)
Other	(4,680)	3,336
Cash used in financing activities	(74,713)	(71,271)
(Decrease) increase in cash and cash equivalents	(5,323)	63
Cash and cash equivalents, beginning of period	9,534	9,471
Cash and cash equivalents, end of period	$4,211	$9,534

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$39,634	$42,602
Income taxes paid	17,306	19,445

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Fourth Quarter and Year - 2015

	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Operating revenues	$230,718	$240,283	(4)%	$723,791	$754,037	(4)%

Operating expenses:
Cost of gas	103,568	119,782	(14)	327,305	365,490	(10)
Operations and maintenance	36,063	33,897	6	157,521	136,982	15
Environmental remediation	3,513	—	-	3,513	—	-
General taxes	7,128	6,899	3	30,281	29,407	3
Depreciation and amortization	20,240	19,957	1	80,923	79,193	2
Total operating expenses	170,512	180,535	(6)	599,543	611,072	(2)
Income from operations	60,206	59,748	1	124,248	142,965	(13)
Other income and expense, net	817	(119)	-	7,747	1,933	-
Interest expense, net	11,509	10,539	9	42,539	44,563	(5)
Income before income taxes	49,514	49,090	1	89,456	100,335	(11)
Income tax expense	19,809	20,620	(4)	35,753	41,643	(14)
Net income	$29,705	$28,470	4	$53,703	$58,692	(9)

Common shares outstanding:
Average diluted for period	27,473	27,293		27,417	27,223
End of period	27,427	27,284		27,427	27,284

Per share information:
Diluted earnings per share	$1.08	$1.04		$1.96	$2.16
Dividends declared per share of common stock	0.468	0.465		1.86	1.85
Book value per share, end of period	28.47	28.12		28.47	28.12
Market closing price, end of period	50.61	49.90		50.61	49.90

Capital structure, end of period:
Common stock equity	47.2%	46.1%		47.2%	46.1%
Long-term debt	34.9	37.4		34.9	37.4
Short-term debt (including amounts due in one year)	17.9	16.5		17.9	16.5
Total	100.0%	100.0%		100.0%	100.0%

Operating statistics:
Customers - end of period	714,428	704,644	1.4%	714,428	704,644	1.4%
Utility volumes - therms:
Residential and commercial sales	213,183	200,371		570,728	620,903
Industrial sales and transportation	122,902	125,820		457,884	472,087
Total utility volumes sold and delivered	336,085	326,191		1,028,612	1,092,990
Utility operating revenues:
Residential and commercial sales	$212,768	$220,883		$644,835	$672,440
Industrial sales and transportation	17,872	20,037		71,495	73,992
Other revenues	726	738		3,914	3,983
Less: Revenue taxes	5,828	6,011		18,034	18,837
Total utility operating revenues	225,538	235,647		702,210	731,578
Less: Cost of gas	103,568	119,782		327,305	365,490
Environmental remediation expense	3,513	—		3,513	—
Utility margin, net	$118,457	$115,865		$371,392	$366,088
Degree days:
Average (25-year average)	1,600	1,600		4,240	4,240
Actual	1,390	1,354	3%	3,458	3,792	(9)%
Percent colder (warmer) than average weather	(13)%	(15)%		(18)%	(11)%